Exhibit 99.1

NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347 / bbutter@tollgrade.com
TOLLGRADE REPORTS FIRST QUARTER 2008 RESULTS
PITTSBURGH, PA, April 30, 2008 — Tollgrade Communications, Inc. (NASDAQ: TLGD), a leading supplier of service assurance products and solutions, today reported revenue of $13.2 million and a loss per share of ($0.49) for the first quarter ended March 29, 2008. The Company previously announced on April 10, 2008 that revenue and per share results for the first quarter of 2008 would fall below the guidance ranges that were provided on January 30. These first quarter results include the impact of non-cash charges for impairment of certain intangible assets and inventory, and stock-based compensation expense, including credits for expenses provided in prior periods, as well as restructuring and severance expenses. For the first quarter of 2008, these charges affected loss per share by ($0.33), resulting in a non-GAAP loss per share of ($0.16) for the first quarter of 2008. In comparison, revenue and earnings per share for the first quarter of 2007 were $13.0 million and $0.01, respectively, and similar charges in the first quarter of 2007 affected per share results by ($0.03), resulting in non-GAAP earnings per share of $0.04 for the first quarter of 2007.
“While revenue increased slightly in the first quarter of 2008 compared to the first quarter of 2007, a significant portion of our first quarter 2008 revenue came from product and service sales to international customers gained from our recent Broadband Test Division acquisition,” said Joseph Ferrara, Tollgrade’s President and CEO. “This new source of revenue helped to offset a decline in demand for several mature products. We expect this trend to continue in the near term as we plan for our newer products and solutions to begin gaining traction in the second half of the year,” added Ferrara.
First Quarter 2008 Revenue Results
Sales of Tollgrade’s system test products were $4.5 million in the first quarter of 2008, compared to $2.5 million in the same period of 2007. The results for the first quarter of 2008 include revenues from the sale of DigiTest®, LDU and N(x)Test™ products. These revenues increased as a result of greater DigiTest and LDU product sales, offset by significantly lower sales of N(x)Test products resulting from the completion of a customer project in Eastern Europe.
Overall sales of cable hardware and software products were $1.6 million in the first quarter of 2008 compared to $3.3 million in the first quarter of 2007. The decline was primarily a result of reduced market demand through our OEM channel, which we believe is at least partially connected to general economic conditions.
Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $0.9 million in the first quarter of 2008, compared to $3.4 million in the first quarter of 2007. The decrease was the result of the completion of a major customer’s testability project and a lower than anticipated market demand for MCUs.
Sales of LoopCare™ software products separate from and unrelated to the Company’s DigiTest system test products, were $0.2 million in the first quarter of 2008, compared to $0.8 million in the first quarter of 2007. A number of projects that were anticipated for the first half of 2008 have either been deferred to the second half of the year or have been delayed indefinitely as service providers carefully evaluate expenditures. Overall LoopCare software license fees and services revenues, including the separate software products previously discussed, were $2.4 million in the first quarter of 2008, compared to $2.9 million in the first quarter of 2007.
First quarter 2008 sales from Services, which includes software maintenance and project management fees and repairs, were $6.0 million compared to $3.0 million in the first quarter of 2007. The increase is primarily due to the additional service revenues from international customers of the Broadband Test Division, which we acquired in August 2007.
First Quarter 2008 Financial and Operating Data
Gross profit for the first quarter of 2008 was $2.5 million, compared to $7.0 million in the first quarter of 2007. As a percentage of sales, gross profit was 19.1% in the first quarter of 2008, compared to 53.8% in the first quarter of 2007. First quarter 2008 gross profit results include a charge of $4.1 million for impairment of certain intangible assets related primarily to our cable testing products, as well as an inventory write-down. Excluding these charges, non-GAAP gross profit for the first quarter of 2008 was $6.6 million, and as a percentage of sales was 49.8%. The decrease in non-GAAP gross profit as a percentage of sales between years is due primarily to increased amortization expense in the 2008 quarter resulting from our recent Broadband Test Division acquisition.

Including restructuring expenses, the Company’s operating expenses were $9.1 million for the first quarter of 2008, compared to $7.6 million in the prior year quarter. Excluding restructuring expenses for both periods, operating expenses on a non-GAAP basis were $8.6 million and $7.2 million in the first quarter of 2008 and 2007, respectively.
Expenses for the first quarter of 2008 have been reduced by a reversal of stock-based compensation expense provided in prior periods in the amount of $0.4 million.
Selling and marketing expenses in the first quarter of 2008 were $2.4 million, an increase of $0.3 million from the same period in 2007. The increase is primarily associated with additional costs incurred as a result of the Broadband Test Division acquisition.
General and administrative expenses were $2.6 million for the first quarter 2008 compared to $2.1 million in the first quarter of 2007. The increase is related to additional professional services expense, as well as other incremental recruiting and consultation costs.
Research and development costs were $3.6 million for the first quarter of 2008 compared to $3.0 million in the first quarter of 2007. The increase is primarily associated with increased costs incurred as a result of the acquisition of the Broadband Test Division.
The provision for income taxes of approximately $0.4 million consists primarily of taxes on income earned in foreign jurisdictions. Based on a review of its tax position at March 29, 2008, the Company did not record any tax benefit on losses pertaining to its U.S. operations and certain of its foreign operations.
The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $20.6 million as of March 29, 2008, compared to a backlog of $19.2 million as of December 31, 2007. Further, the backlog at March 29, 2008 and December 31, 2007 included approximately $15.7 million and $13.6 million, respectively, related to software maintenance contracts, which is primarily earned and recognized as income on a straight-line basis during the remaining terms of these agreements.
Management expects that approximately 35% of the current total backlog will be recognized as revenue in the second quarter of 2008.
Second Quarter 2008 Outlook
“Our second quarter 2008 revenue outlook reflects continuing lower demand for more mature products while new product revenue of any significance is at least several quarters ahead of us,”

said Joseph Ferrara. “We expect revenue for the second quarter to range from $11 million to $14 million. In connection with our review of strategic alternatives, we will continue to review and adjust our business model with a view toward achieving near-term profitability. As a result, it is possible that we will incur additional restructuring expenses and other write-downs and impairment charges during this period. Given this uncertainty, we have determined not to provide earnings guidance for the second quarter of 2008,” continued Ferrara.
“The second quarter 2008 revenue range reflects our continuing concerns about global economic conditions and their general impact on customer capital expenditures and budgets. Regardless of the current market conditions, we remain focused on determining the most viable strategies to leverage Tollgrade’s test and measurement competencies and enhancing shareholder value,” added Ferrara.
Conference Call and Webcast
A conference call to discuss earnings results for the first quarter of 2008 will be held on Thursday, May 1, 2008 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade’s First Quarter 2008 Earnings Results Call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://www.videonewswire.com/event.asp?id=47857
About Tollgrade
Tollgrade Communications, Inc. is a leading supplier of service assurance products and solutions for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and status monitoring products, and next generation network assurance technologies. Tollgrade’s customers range from the top RBOCs (Regional Bell Operating Companies) and Cable providers, to numerous independent telecom, cable and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of cable and telecom companies offering current and emerging triple play services, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended
	March 29,	March 31,
	2008	2007
Revenues:
Products	$7,139	$9,997
Services	6,045	3,045

	13,184	13,042

Cost of sales:
Products	3,616	4,527
Services	1,986	929
Amortization	1,014	568
Intangible impairment	3,291	—
Inventory impairment/restructuring	759	—

	10,666	6,024

Gross profit	2,518	7,018

Operating expenses:
Selling and marketing	2,435	2,185
General and administrative	2,579	2,108
Research and development	3,616	2,953
Restructuring	435	382

Total operating expenses	9,065	7,628

Loss from operations	(6,547)	(610)
Interest income	492	776

(Loss) income before income taxes	(6,055)	166
Provision for income taxes	449	55

Net (loss) income	$(6,504)	$111

Diluted earnings per-share information:

Weighted average shares of common stock and equivalents:	13,158	13,442

Net (loss) income per common and common equivalent shares	$(0.49)	$0.01

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 29,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$53,525	$58,222
Short-term investments	2,354	632
Accounts receivable:
Trade	15,580	14,625
Other	1,083	1,601
Inventories	13,363	13,687
Prepaid expenses and deposits	1,202	1,120
Deferred and refundable tax assets	337	503
Assets held for sale	52	272

Total current assets	87,496	90,662

Property and equipment, net	4,103	4,279
Intangibles	40,148	44,215
Other assets	279	333

Total assets	$132,026	$139,489

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,985	$4,214
Accrued warranty	1,641	1,937
Accrued expenses	2,723	3,148
Accrued salaries and wages	273	891
Accrued royalties payable	111	707
Income tax payable	859	572
Deferred revenue	3,357	2,113

Total current liabilities	11,949	13,582

Pension obligation	1,021	908
Deferred tax liabilities and other taxes	2,060	1,999

Total liabilities	15,030	16,489

Total shareholders’ equity	116,996	123,000

Total liabilities and shareholders’ equity	$132,026	$139,489

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 29,	March 31,
	2008	2007
Cash flows from operating activities:
Net (loss) income	$(6,504)	$111
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Impairment	3,291	—
Depreciation and amortization	1,480	982
Stock-based compensation expense	(23)	354
Valuation allowance	187	109
Deferred income taxes	28	(52)
Restructuring and writedown of inventory	761	174
Excess tax benefits from stock-based compensation	—	(1)
Provisions for losses on inventory	61	214
Provision (benefit) for allowance for doubtful accounts	37	(23)
Changes in assets and liabilities:
Accounts receivable-trade	(602)	3,513
Accounts receivable-other	401	1,072
Inventory	(475)	(3,186)
Prepaid expense and other assets	(25)	(348)
Accounts payable	(1,542)	836
Accrued warranty	(295)	9
Accrued expenses and deferred income	426	(1,396)
Accrued royalties payable	(596)	102
Income taxes payable	228	—

Net cash (used in) provided by operating activities	(3,162)	2,470

Cash flows from investing activities:
Purchase of short-term investments	(2,186)	(1,956)
Redemption/maturity of short-term investments	464	3,184
Capital expenditures, including capitalized software	(275)	(281)
Sale of assets held for sale	198	—

Net cash (used in) provided by investing activities	(1,799)	947

Cash flows from financing activities:
Repurchase of treasury stock	—	—
Proceeds from exercise of stock options	—	5
Excess tax benefit from stock-based compensation	—	1

Net cash provided by financing activities	—	6

Net (decrease) increase in cash and cash equivalents	(4,961)	3,423
Effect of exchange rate changes on cash & cash equivalents	264	—
Cash and cash equivalents at beginning of period	58,222	57,378

Cash and cash equivalents at end of period	$53,525	$60,801

Explanation of Non-GAAP Measures
During the first quarter of 2008, we continued the restructuring program that we announced on January 30, 2008, aimed at reducing the Company’s existing cost structure. We have provided non-GAAP financial measures (e.g., non-GAAP earnings per share) that exclude the charges associated with the continuation of the restructuring initiatives, as well as the related income tax effects of such items, stock—based compensation expense, write-downs and impairments. These non-GAAP financial measures are provided to enhance the user’s overall understanding of our first quarter financial performance. We believe that by excluding these charges, as well as the related income tax effects, our non-GAAP measures provide supplemental information to both management and investors that is useful in assessing our core operating performance, in evaluating our ongoing business operations and in comparing our results of operations on a consistent basis from period to period. These non-GAAP financial measures are also used by management to plan and forecast future periods and to assist us in making operating and strategic decisions. The presentation of this additional information is not prepared in accordance with GAAP. The information may, therefore, not necessarily be comparable to that of other companies and should be considered as a supplement to, and not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
To supplement the presentation of our non-GAAP financial measures for the three month periods ended March 29, 2008 and March 31, 2007, we have prepared the following tables that reconcile the differences between the non-GAAP financial measures with the most comparable measures prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be used in isolation from or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effect:
•	Restructuring expense: For the three month period ended March 29, 2008 and March 31, 2007, we have excluded the effect of the restructuring program from our GAAP operating expense, operating income, net income and diluted EPS. The restructuring program included charges primarily associated with inventory write-downs, employee severance, refinement of estimates related to relocation and lease termination costs. We believe it is useful for investors to understand the effect of these expenses on our operating performance.

•	Stock-based compensation expense: For the three month periods ended March 29, 2008 and March 31, 2007, we have excluded the effect of employee stock-based compensation expense on operating expenses, operating income, net income and diluted EPS. We exclude employee stock-based compensation expense from our non-GAAP measures primarily because they are non-cash expenses that we believe are not reflective of our core operating performance.

•	Impairment charges: For the three month period ended March 29, 2008, we have excluded the effect of certain intangible and inventory impairment charges on gross profit, gross margin, operating income, net income and diluted EPS. We believe it is useful for investors to understand the effect of these charges on our operating performance.

Reconciliation to GAAP- Quarter Ended March 29, 2008 (Unaudited)

		Gross
	Gross	Profit	Operating	Operating	Net	Diluted
(In thousands, except per share amount)	Profit	Percentage	Expense	Loss	Income	EPS
GAAP Reported Results	$2,518	19.1%	$9,065	$(6,547)	$(6,504)	$(0.49)
Intangible impairment	3,291	25.0%	—	3,291	3,291	0.25
Inventory impairment/restructuring	759	5.7%	—	759	759	0.05
Restructuring/planned severance	—	—	(435)	435	435	0.03
Stock-based compensation	—	—	23	(23)	(23)	—

Non-GAAP Results, Excluding special items	$6,568	49.8%	$8,653	$(2,085)	$(2,042)	$(0.16)

Reconciliation to GAAP- Quarter Ended March 31, 2007 (Unaudited)

		Gross		Operating
	Gross	Profit	Operating	(Loss)	Net	Diluted
(In thousands, except per share amount)	Profit	Percentage	Expense	Income	Income	EPS
GAAP Reported Results	$7,018	53.8%	$7,628	$(610)	$111	$0.01
Restructuring	—	—	(382)	382	255	0.02
Stock-based compensation	—	—	(354)	354	237	0.01

Non-GAAP Results, Excluding special items	$7,018	53.8%	$6,892	$126	$603	$0.04

Forward Looking Statements
The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue for the second quarter of 2008 and the expected revenue contribution from new products and solutions. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.
In particular, the following factors, among others could cause actual results to differ materially from those described in the “forward looking statements:” (a) inability to complete or possible delays in completing certain research and development efforts required for new products and solutions and delays in market acceptance of our new network acceptance solutions beyond the timeframes anticipated or at all; (b) general economic uncertainty and its impact on the capital budgets for certain of our major customers; (c) the inability to make changes in business strategy, development plans and product offerings to respond to the needs of the significantly changing telecommunications markets and network technologies; (d) the inability of the Company to realize the benefits of the reduction in its cost structure due to changes in its markets or other factors, and the risk that the reduction in costs will not restore profitability in the timeframe anticipated by the Company; (e) the risk that our cost-cutting initiatives may have impaired the Company’s ability to effectively develop and market products and remain competitive in our business; (f) possible delays in, or the inability to, complete negotiation and execution of purchase and service agreements with new or existing customers; (g) further declines in demand for our existing cable testing products; (h) pricing pressures affecting our cable-related products as a result of increased competition, consolidation within the cable industry and the adoption of standards-based protocols; (i) our dependence upon a limited number of third party subcontractors and component suppliers to manufacture or supply certain aspects of the products we sell; (j) the ability to manage the risks associated with and to grow our business; (k) the uncertain economic and political climate in certain parts of the world where we conduct business and the potential that such climate may deteriorate; (l) our ability to efficiently integrate acquired businesses and achieve expected synergies. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2007 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
™LoopCare is a trademark of Tollgrade Communications, Inc.
™N(x)Test is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
All other trademarks are the property of their respective owners.